EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement (No. 333-221657) on Form S-1 and related Prospectus of UQM Technologies, Inc. of our report dated March 30, 2017, relating to the consolidated financial statements of UQM Technologies, Inc., appearing in the Annual Report on Form 10-K of UQM Technologies, Inc. for the transition period from April 1, 2016 to December 31, 2016.

We also consent to the reference to our Firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP

Denver, Colorado

December 27, 2017